Exhibit 5.1

GOLDBERG LAW GROUP, PA

200 Central Avenue, Suite 290

St. Petersburg, FL 33701

Tel. 727.898.5200

Fax. 1.866.323.6096

glenn@goldberglaw.us

Augsust 15, 2007

Promotora Valle Hermosa, Inc.

Oviedo, Florida 33701

     Re: Promotora Valle Hermosa, Inc. Form S-8 Registration Statement

Ladies and Gentlemen:

     This opinion is furnished in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) filed by Promotora Valle Hermoso, Inc., a Nevada corporation (the “Company“) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 345,000 shares of the Common Stock, par value $0.0001 per share (the “Shares”), which may be issued pursuant to that certain Consulting Agreements between the Company and _________________________ (the “Plan”).

     We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

     Subject to the foregoing and on the basis of the aforementioned examinations and investigations, it is our opinion that the Shares, when issued by the Company pursuant to the terms and conditions of the Plan and as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Glenn E. Goldberg
Glenn E. Goldberg